UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 7, 2026
YEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
61 Ninth Avenue
New York, NY 10011
(Address of principal executive offices, including zip code)
(212) 994-3900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2026, the board of directors (the “Board”) of Yext, Inc. (the “Company”) approved an increase in the number of authorized directors from seven to eight and elected Cynthia Paul as a Class I member of the Board to fill the vacancy. Ms. Paul’s term will expire at the 2027 annual meeting of stockholders of the Company.

Ms. Paul, age 54, has served as Chief Investment Officer and Chief Executive Officer of Lynrock Lake LP, an investment management firm she founded, since January 2018. Prior to that, she served as a portfolio manager at Soros Fund Management LLC from 2002 to 2017. From December 2022 until June 2026, Ms. Paul served on the board of directors of Allot Ltd. (NASDAQ: ALLT), a provider of network intelligence and security-as-a-service solutions. From March 2023 until the company’s sale in April 2026, Ms. Paul served on the board of directors of ON24, Inc. (NYSE: ONTF), an enterprise SaaS company that provides a cloud-based sales and marketing platform for digital engagement. From April 2018 until the company’s sale in December 2021, Ms. Paul served on the board of directors of DSP Group, Inc. (NASDAQ: DSPG), a fabless semiconductor company. Ms. Paul graduated from Princeton University in 1994 with an Independent Major in Statistics and Operations Research, a Certificate from the Princeton School of Public and International Affairs, and a Certificate in Engineering Management Systems.

Ms. Paul is eligible to receive compensation as outlined in the Company’s amended and restated outside director compensation policy described in the Company’s proxy statement dated April 27, 2026. Pursuant to this policy, the Company’s outside directors are eligible to receive an annual cash retainer based on their general service on the Board and additional cash retainers for participation or serving as chairperson of certain committees of the Board. Under the policy, a non-employee director can elect to receive such cash compensation in the form of equity awards. The Company’s outside directors are also eligible to receive equity awards under the Company’s 2016 Equity Incentive Plan, as amended, restated and extended (the “Plan”).

In connection with her election to the Board, Ms. Paul has been awarded an initial grant of restricted stock units having a value, as defined under the policy, of $350,000 at the time of grant under the Plan, or 89,058 restricted stock units. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The Company’s outside directors are also entitled to an annual grant of restricted stock or restricted stock units having a value, as defined under the policy, of $175,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant or upon a change of control. The Board has discretion to accelerate or modify such vesting schedule. Finally, the Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

In connection with her election, Ms. Paul entered into the Company’s standard indemnification agreement for directors and officers.

There are no arrangements or understandings between Ms. Paul or any other persons pursuant to which Ms. Paul was named a director of the Company. Neither Ms. Paul nor her immediate family members have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin EVP & General Counsel

Date: July 7, 2026